FIRST AMENDMENT TO EMPLOYMENT AGREEMENT            EXHIBIT 10.67

     This First Amendment to Employment Agreement (this "First Amendment") is made as of October 22, 1997 (the "Amendment Date"), by and between Miller Building Systems, Inc., a Delaware corporation (the "Company") and Edward C. Craig (the "Employee").

                            RECITALS

A. Pursuant to that certain Employment Agreement dated February 29, 1996 (the "Agreement"), the Company hired the Employee to serve as its Chief Executive Officer and President.

B. Since the date of the execution of the Agreement, certain changes have occurred in the market and the performance of the Company.

C. The Company, on behalf of its shareholders, employees and the Board of Directors, desires to recognize the Employee's excellent work, importance to the Company and continued contribution to the Company.

D. The Company and the Employee desire to amend certain provisions of the Agreement to account for such changes, in accordance with the terms and provisions of this First Amendment.

                            CLAUSES

     In consideration of the preceding, and the obligations, covenants and duties identified below, the parties amend the Agreement as follows:

1. Delete existing Sections 1.1 and 1.2 of Article 1 of the Agreement in their entirety, and substitute the following in their place:

     1.1  Duties and Term.    Subject to the terms and conditions of this
Agreement, the Company employs the Employee and the Employee accepts such employment with the Company as follows:

          (a) For a period of two (2) years, commencing on July 1, 1997, and continuing through June 30, 1999, the Employee shall serve as the Company's Chief Executive Officer and President and perform the usual duties of such offices as described in the Company's by-laws. In addition to the foregoing, prior to July 1, 1998, at the direction of the Board of Directors of the Company, the Employee shall assist the Company with identifying and securing an individual to succeed the Employee as President and to serve as the Company's Chief Operating Officer.

          (b) For a period of two (2) years, commencing not later than July 1, 1999, and continuing through June 30, 2001, the Employee shall serve as the Company's Chairman of the Board and Chief Executive Officer and perform the usual duties of such offices as described in the Company's by-laws; provided however, the Employee shall only serve as the Company's Chief Executive Officer until such time when Employee's successor is named by the Employee to the position of Chief Executive Officer.

          (c) For a period of two (2) years, commencing not later than July 1, 2001, and continuing through June 30, 2003, the Employee shall serve as an independent consultant to the Company and perform such duties to be determined by the Board of Directors.

          (d) The Employee shall devote his exclusive and full-time attention and best efforts to the Company's business, at its location in Elkhart, Indiana during the four-year period commencing on July 1, 1997, and continuing through June 30, 2001 (the "Term").


     1.2  Termination for Cause.   Notwithstanding the provisions set forth in
Section 1.1 above, the Company shall have the right, at any time during the Term of this Agreement, to terminate the Employee's employment under this Agreement without prior notice, if such termination is for "Cause". For purposes of this Agreement, "Cause" shall mean dishonesty, fraud, conviction of a felony or any crime involving moral turpitude, willful refusal to perform the material duties under this Agreement, gross dereliction or gross neglect of duty, or material breach of the restrictive covenants set forth in Section 6 of this Agreement.

2. Delete existing Section 2.1 of Article 2 of the Agreement in its entirety, and substitute the following in its place:

     2.1 Base Salary. In consideration for the services to be rendered by the Employee to the Company under this Agreement, the Company shall pay the Employee an annual base salary ("Base Salary") as follows, subject to adjustment pursuant to Section 2.6 below:

          (a) Effective July 1, 1997, and continuing through June 30, 1998, an amount equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00). The Employee's Base Salary in this Section 2.1(a) shall be effective retroactive to July 1, 1997, and the Company shall pay to the Employee, any amounts which may have be due prior to the Amendment Date but not yet paid to Employee;

          (b) During the period commencing on July 1, 1998, and continuing through June 30, 1999, an amount equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00);

          (c) During the period commencing on July 1, 1999 and continuing through June 30, 2000, an amount equal to Two Hundred Thousand Dollars and 00/100 Dollars ($200,000.00);

          (d) During the period commencing on July 1, 2000, and continuing through June 30, 2001, an amount equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00); and

          (e) During each of the following (I) the period commencing on July 1, 2001, and continuing through June 30, 2002, and (ii) the period commencing July 1, 2002, and continuing through June 30, 2003, an amount equal to One Hundred Fifteen Thousand and 00/100 Dollars ($115,000.00).

3.   Insert Sections 3.2 and 3.3 following the existing Section 3.1 of
     Article 3:

     3.2 Additional Stock Options. The Company shall issue to the Employee stock options to purchase an additional 175,000 shares of the Company's stock pursuant to the Company's 1997 Stock Option Plan (the "1997 Stock Option Plan"). The Employee shall have the right to purchase shares pursuant to the 1997 Stock Option Plan as follows:

          (a) 50,000 shares at an exercise price equal to the closing price of the Company's common stock on the Amendment Date, which shares shall vest as of June 30, 1998;

          (b) 50,000 shares at an exercise price of $10.25, which shares shall vest as of June 30, 1999; and

          (c) 75,000 shares at an exercise price of $11.25, which shares shall vest as of June 30, 2000.

     3.3  Sales of Employee's Shares.     If the Employee desires to sell shares
of the Company's stock acquired by him pursuant to Section 3.1 and 3.2 above, the Company will assist the Employee in placing the Employee's stock with a purchaser, at no charge to the Employee for any services provided by the Company or the Company's Attorneys in connection with the sale of the Employee's stock.

4. The terms and provisions of this First Amendment shall prevail if there is any conflict between the terms of this First Amendment and the terms of the Agreement. However, except as this First Amendment specifically provides, all terms and provisions of the Agreement shall remain in full force and effect without change, modification or deletion.

5. The laws of the State of Indiana shall govern the terms and provisions of this First Amendment.

     The parties have executed this First Amendment as of the Amendment Date.

EMPLOYEE:                       THE COMPANY:

                                 Miller Building Services, a Delaware
                                 Corporation

\Edward C. Craig                 By:  \Steven F. Graver
Edward C. Craig, individually
                                 Its: Chairman of the Board